Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

AXIM Biotechnologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(a)	26,457,892	$1.13	$30,000,000	$0.0000927 per $1,000,000	$2,796.02
Total Offering Amounts					$30,000,000		$2,796.02
Total Fee Offsets							$0.00
Net Fee Due							$2,796.02

(1)

An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to prevent dilution resulting from stock splits, stock dividends or similar transactions, and in such an event, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416.

(2)	Calculated pursuant to Rule 457(a) based on a proposed maximum aggregate offering price. Previously paid.